Filed Pursuant to Rule 424(b)(3)

Registration No. 333-159964

Prospectus Supplement No. 2 dated April 27, 2010

(to Prospectus dated February 26, 2010)

6,750,000 SHARES

CURRENCYSHARESSM SWEDISH KRONA TRUST

This Prospectus Supplement No. 2 amends and supplements our prospectus dated February 26, 2010 (the “Prospectus”). This Prospectus Supplement No. 2 should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 1 dated March 12, 2010 (“Prospectus Supplement No. 1”).

The eighth paragraph on the cover page of the Prospectus is hereby deleted and replaced in its entirety with the following:

Neither the Shares nor the Trust’s two deposit accounts maintained at the Depository and the Swedish Kronor deposited in them are deposits insured against loss by the Federal Deposit Insurance Corporation (FDIC), any other federal agency of the United States or the Financial Services Compensation Scheme of England.

Under “The Offering – Interest on deposits,” the first full paragraph on page 4 of the Prospectus is hereby deleted and replaced in its entirety with the following:

Neither the Shares nor the Deposit Accounts and the Swedish Kronor deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

The Risk Factor beginning “Shareholders do not have the protections…” on page 9 of the Prospectus is hereby deleted and replaced in its entirety with the following:

Shareholders do not have the protections associated with ownership of a demand deposit account insured in the United States by the Federal Deposit Insurance Corporation nor the protection provided for bank deposits under English law.

Neither the Shares nor the Deposit Accounts and the Swedish Kronor deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

Under “Creation and Redemption of Shares,” the third sentence in the third full paragraph on page 26 of the Prospectus is hereby deleted and replaced in its entirety with the following: “As of April 27, 2010, Citadel Securities LLC, EWT LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., JPMorgan Securities, Inc., Knight Clearing Services, LLC, Merrill Lynch Professional Clearing Corp., Newedge USA, LLC and Timber Hill LLC have each signed a Participant Agreement with the Trustee and the Sponsor and may create and redeem Baskets.”

All other portions of the Prospectus, as amended by Prospectus Supplement No. 1, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is April 27, 2010